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                                                                   EXHIBIT 10.13


                        CLINICAL RESEARCH STUDY AGREEMENT


This Agreement is entered into as of the 22 day of July, 1993, by and between Emory University, located at 1462 Clifton Road, NE, Room 302, Atlanta, GA 30322 (hereinafter referred to as "UNIVERSITY"), and SpectRx, Inc., a Delaware corporation, located at 6040C Unity Drive, Norcross, GA 30071 (hereinafter referred to as "COMPANY").

                                   BACKGROUND

The COMPANY has ongoing research in the area of using the fluorescence of lens proteins and other tissues for the non-invasive diagnosis of disease. This research has led to the issuance of U.S. Patent No. 5,203,328. The COMPANY has one other patent application on file with two others in preparation for filing.

The COMPANY wishes to obtain from the UNIVERSITY an option to obtain certain rights to inventions or discoveries that are developed solely by the UNIVERSITY during the course of research funded by the COMPANY hereunder.

The COMPANY wishes to verify its hypothesis that certain fluorescence signals are related to the glycosolation of lens proteins, advanced glycosolation end products, screening for diabetes and measurement of Glycosolated Hemogolobins. The COMPANY believes the UNIVERSITY to be capable of contributing to the verification this hypotheses by the application of these techniques to human patients according to the clinical study protocol provided by the COMPANY.

                                WITNESSETH THAT:

The UNIVERSITY agrees to conduct a clinical research study entitled "Clinical Evaluation of a Non-Invasive Lens Measurement System for Detecting and Monitoring Diabetes Mellitus" according to the protocol attached as Exhibit A. In this undertaking, the UNIVERSITY agrees to devote its best efforts in order to perform efficiently the work required under this Agreement. The UNIVERSITY agrees that it will comply with all applicable laws, rules and regulations relating to the conduct of such study, particularly such laws, rules and regulations concerning or promulgated by the Food and Drug Administration. The COMPANY will provide a prototype Lens Measurement System for the use in the study. The SpectRx Lens Measurement System is not yet approved by the U.S. Food and Drug Administration. To the extent any portions of Exhibit A are inconsistent with this Agreement, the terms of this Agreement shall govern.

1.       Principal Investigator

         The study performed under this Agreement will be under the direction of Dr. Dan Gallina (hereinafter "INVESTIGATOR").


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2.       Human Subjects

         This protocol has been approved by the UNIVERSITY's Institutional Review Board (Exhibit B) and the COMPANY. The UNIVERSITY shall obtain from each of the patients participating in this study, advanced informed consent in compliance with 21 CFR 50.20 through 50.27 and any modifications thereof as may be adopted. COMPANY will reimburse UNIVERSITY and/or the patient for the reasonable costs and expenses incurred in diagnosing and treating unanticipated adverse effects, injuries, illnesses, or reactions that result from the use or application of COMPANY's investigational drug or device in the course of this study.

3.       Indemnification

         The "Indemnification Agreement for Clinical Study" is attached as Exhibit C and is incorporated by reference.

4.       UNIVERSITY and COMPANY Contacts

         The UNIVERSITY's scientific contact for this Agreement will be Dr. Dan Gallina at (404) 242-8723. The UNIVERSITY's administrative contact for this Agreement will be Ms. Nancy Wilkerson at (404) 727-2503. The COMPANY's scientific contact will be Mr. Jonathan Eppstein at (404) 242-8723. The COMPANY's administrative contact for the Agreement will be Mr. Mark A. Samuels at (404) 242-8723.

5.       Period of Performance

         The term of this Agreement shall be from the date of this Agreement is accepted until the study is either completed or terminated. It is anticipated that the study will begin on July 19, 1993 and be completed by March 1994.

6.       Payment Schedule

         A. Payments shall be made payable to EMORY UNIVERSITY and forwarded to the following address:

                        Mr. William J. Mulcahy
                        Assistant Vice President for Finance
                        Office of Grants and Contracts Accounting
                        313 Administration Building
                        1380 South Oxford Road
                        Atlanta, GA 30322
                        (404) 727-4240

                  It is agreed that the COMPANY will reimburse the UNIVERSITY for an amount not to exceed $99,960.00 in accordance with the approved budget and payment schedule



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                  attached as Exhibit D. COMPANY acknowledges that the
                  UNIVERSITY has included its indirect costs for this clinical study. For purposes of identification, payments will include the title of the project and the name of the INVESTIGATOR.

         B. In the event of termination, the sum for professional services and expenses payable under this Agreement shall be limited to the pro-rated fees based on actual work performed and actual expenses committed pursuant to the protocol. Any unexpended funds not due under this calculation but already paid shall be returned to the COMPANY.

7.       Independent Contractor

         Each party to this Agreement shall act as an independent contractor and shall not be construed for any purpose as the agent, employee, servant or representative of the other party, and neither party shall enter into any contract or agreement with a third party which purports to obligate or bind the other party.

8.       Publications

         The UNIVERSITY shall have publication privileges in reference to the subject study. In this regard, UNIVERSITY shall furnish COMPANY with a copy of any proposed publication at least thirty (30) days in advance of the proposed submission date. Within this thirty day period, COMPANY shall review said proposed publication for technical content, including patentable inventions, and for the disclosure of any proprietary information which COMPANY may have furnished to facilitate the subject study under this Agreement, and COMPANY shall inform UNIVERSITY in writing of the location and content of specific proprietary information contained in the proposed publication. Upon receiving the appropriate written notification from COMPANY, UNIVERSITY shall edit the proposed publication to remove COMPANY's proprietary information before submission, and further, shall delete disclosure of potentially patentable inventions, or delay submission for ninety (90) days until the appropriate patent application can be filed. In the event COMPANY does not respond to the submission within such time, approval will be deemed to have been given.

         The COMPANY shall also have publication privileges in reference to the subject study. In this regard, COMPANY shall furnish UNIVERSITY with a copy of any proposed publication at least thirty (30) days in advance of the proposed submission date. Within this thirty day period, UNIVERSITY shall review said proposed publication for technical content, including patentable inventions, and for the disclosure of any proprietary information which UNIVERSITY may have furnished to facilitate the subject study under this Agreement. UNIVERSITY shall inform COMPANY in writing of the location and content of specific proprietary information contained in the proposed publication. Upon receiving the appropriate written notification from UNIVERSITY, COMPANY shall edit the proposed publication to remove UNIVERSITY's proprietary information before submission, and further, shall delete disclosure of potentially patentable inventions, or delay submission for ninety (90) days until the appropriate patent



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         application can be filed. In the event UNIVERSITY does not respond to the submission within such time, approval will be deemed to have been given.

9.       Confidentiality

         Subject to the provisions of Paragraph 8, the INVESTIGATOR agrees to hold all information disclosed to it under this Agreement that the COMPANY has advised the UNIVERSITY in writing is confidential for a period of five (5) years from the date of termination of this Agreement except,

         A. Information that is now in the public domain or subsequently enters the public domain through no fault of INVESTIGATOR or UNIVERSITY;

         B. Information that is presently known or becomes known to INVESTIGATOR or UNIVERSITY from its own independent sources;

         C. Information that INVESTIGATOR or UNIVERSITY receives from any third party not under any confidential obligation to keep such information confidential;

         D.       Information that is required to be disclosed by law.

10.      Inventions and Patents Rights

         A. It is expressly agreed that neither the COMPANY nor the UNIVERSITY transfers by operation of this Agreement to the other party any rights to any Invention, Discovery, or other proprietary rights either party owns as of the commencement date of this Agreement, except as specifically set forth herein.

         B. Ownership of Inventions and Discoveries: Any Invention or Discovery made by COMPANY as a result of the clinical study activities pertaining to this Agreement herein, if discovered or developed solely by COMPANY personnel or based on the results of the clinical study shall, from the time of conception, be the property of the COMPANY. Any Invention or Discovery made by UNIVERSITY during the clinical study activities pertaining to this Agreement herein, if solely by UNIVERSITY personnel and not based on the results of the Clinical Study shall, from the time of conception, be the property of the UNIVERSITY. Any Invention or Discovery made jointly by both COMPANY and UNIVERSITY during the clinical study activities pertaining to this Agreement herein and not based on the results of the Clinical Study, if jointly discovered or developed with associates from COMPANY and UNIVERSITY personnel shall, from the time of conception, be the joint property of both COMPANY and UNIVERSITY.

         C. Jointly Owned Inventions or Discoveries: In the case of jointly owned Inventions or Discoveries, COMPANY and UNIVERSITY shall negotiate a sharing agreement suitable for the management of such Invention or Discovery. Such sharing agreement shall



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                  include, but not be limited to, revenue and expense sharing, the party responsible for patent prosecution, the party responsible for marketing, and the party responsible for license negotiation.

         D. Option and License Provisions: To the extent permitted by existing UNIVERSITY policies and regulations, COMPANY shall be given a ninety (90) day option to obtain a royalty- bearing, world-wide, exclusive license to any patentable Invention or Discovery made by the UNIVERSITY during the clinical study activities pertaining to this Agreement and for which COMPANY agrees to reimburse or pay the expenses of the patent application. Such license agreement shall contain reasonable terms based on industry standards in agreements relating to similar products and technology, and any other relevant facts. If at the expiration of such ninety (90) day period the COMPANY has failed to exercise its option and execute a license agreement, UNIVERSITY shall be free to offer an option with respect to such Invention or Discovery to other third parties.

         The option for a license granted herein, and any resulting license shall be subject to any agreement the UNIVERSITY may have or hereafter enter with the Government, and to obligations to third parties existing prior to the date of this Agreement. The UNIVERSITY warrants that it has identified any such prior agreements in writing to the COMPANY prior to entering into this agreement.

         Notwithstanding any provision to the contrary in the Agreement, the UNIVERSITY shall retain the right to practice any Invention or Discovery developed hereunder for its own use.

11.      Data Ownership

         Any medical records generated under this Agreement shall be the property of UNIVERSITY. COMPANY shall retain ownership of all completed case medical record forms supplied by COMPANY and UNIVERSITY shall be entitled to retain copies of the case medical record forms. UNIVERSITY shall, within the bounds of legal requirements, make such medical records available for review and copying by COMPANY.

         UNIVERSITY shall be entitled to retain ownership of the data arising out of this clinical study. Subject to paragraphs 8 and 10, COMPANY shall have access to the data and may freely use such data in connection with any of its research, development, marketing or promotional activities and may be disclosed by the COMPANY to other clinical investigators, consultants, the Food and Drug Administration and other Federal, State and/or local regulatory agencies.

12.      Publicity

         COMPANY will not include the UNIVERSITY in any advertising, sales promotion or other publicity matter without the prior written approval of the UNIVERSITY. Likewise, the UNIVERSITY will not include the COMPANY in any advertising, sales promotion or other publicity matter without the prior written approval of the COMPANY.



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13.      Termination

         The study may be terminated prior to completion by written notice from the COMPANY to the UNIVERSITY or by the UNIVERSITY to the COMPANY for any of the following reasons:

         A. Notification to the COMPANY from Federal or State Regulatory Authorities to terminate said study;

         B. Determination by the COMPANY or the UNIVERSITY that the UNIVERSITY, after a reasonable opportunity, is unable for any reason to perform the study satisfactorily as required in the protocol;

         C. Inability of the INVESTIGATOR to continue the study at the UNIVERSITY and a successor acceptable to both UNIVERSITY and COMPANY is not available.

         Written notice of its decision to exercise such termination right shall be given to the UNIVERSITY by the COMPANY or to the COMPANY by the UNIVERSITY by Certified Mail, delivered fifteen (15) days before said termination of the study.

         Immediately upon receipt of a notice of termination by either the COMPANY or the UNIVERSITY, the UNIVERSITY shall stop entering patients into the study and shall cease conducting procedures, to the extent medically permissible, on patients already entered into the investigational protocol. In the event of termination, expenses payable to the UNIVERSITY shall be stated in paragraph (6B).

         Termination or completion of this Agreement, however, shall not relieve the obligations undertaken by the parties in paragraphs 3, 8, 10, 12 and 13.

14.      Modifications

         Any alteration in or amendment to this Agreement must be approved in writing by the UNIVERSITY and the COMPANY prior to such alteration or amendment becoming effective.

         Any modifications to the attached protocol must be agreed upon by INVESTIGATOR and COMPANY and approved by UNIVERSITY's Institutional Review Board.

15.      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.



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16.      Order of Precedence

         The terms this Agreement shall take precedence over other documentation in the interpretation and resolution of disputes concerning this study.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


/s/ Mark A. Samuels                /s/ Ann R. Stevens
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SpectRx, Inc.                      Emory University


By:  Mark A. Samuels               By: Ann R. Stevens, Ph.D.
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                                   Title: Associate Vice President for Research
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